Exhibit 99.1

         August 7, 2012

Contact:          Stephen P. Theobald
Executive Vice President and Chief Financial Officer
(757) 217-1000

BANK OF HAMPTON ROADS APPOINTS DONNA RICHARDS PRESIDENT

    Norfolk, Virginia, August 7, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that Donna W. Richards has been appointed President of BHR.  She was previously President – Virginia/North Carolina, with responsibility for all of BHR's branches, marketing, and the Small Business Banking and Private Banking units.  As President, Richards will retain these responsibilities and will play an expanded role in developing and executing BHR’s operating strategies going forward.

Douglas J. Glenn, President and Chief Executive Officer of the Company and BHR, said, “Since Donna’s appointment as President  - Virginia/North Carolina last year, she has played a key role in refining and executing the Company’s plan to sharpen our focus on our core community banking franchise, improve our operating efficiency and return to profitability.  Her appointment as President reflects the scope of her organizational responsibilities and the significant contributions she has already made.”

Richards has been with BHR and its predecessor organizations, Gateway Bank and The Bank of Richmond, since 2005. At Gateway, she served as Senior Vice President and Senior Banking Executive and, prior to that, as Charlottesville Market President. Prior to joining The Bank of Richmond in May 2005, Richards served as Chief Operating Officer on the management team that opened Charlottesville-based Sonabank in 2005.  Prior to Sonabank, she was Senior Vice President of Commercial Lending at Northern Virginia-based Southern Financial Bank and also served nearly ten years in various positions at Guaranty Bank, finally as Chief Operating Officer. Her career spans 25 years, with a broad range of experience that includes retail banking, audit, mortgage banking, and commercial lending.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are BHR, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, BHR operates banking offices in Virginia and North Carolina doing business as The Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

###